Exhibit 99.1

Farmer Brothers Names Terry O’Brien to Board of Directors

NORTHLAKE, Texas, March 7, 2024 – Farmer Brothers (NASDAQ: FARM) a leading roaster, wholesaler, and distributor of coffee, tea and allied products, announced today it has appointed Terry O’Brien to its board of directors.

Mr. O’Brien brings to the Farmer Brothers board more than three decades of experience in executive leadership in the food manufacturing industry, including overseeing successful financial turnarounds. He currently serves as the Chief Executive Officer of Chef Holdings, the parent company to the country’s leading food manufacturers CTI Foods, LLC and Liguria Foods, LLC. Prior to Chef Holdings, Mr. O’Brien was the CEO for CP Foods North America, where he led its financial and operational turnaround, including the doubling of its revenue. He has also previously held senior leadership roles at Suiza Foods, Dean Foods and Frito-Lay, and during his tenure as CEO led the turnaround of Brachs Confections and Impact Confections.

“We are incredibly pleased to have Terry join the board,” said Farmer Brothers Chairman of the Board David Pace. “His extensive manufacturing knowledge and proven track record of driving profitability and sales and customer growth will be a tremendous asset as we focus on unlocking the full potential of our nationwide direct store delivery (DSD) network and growing our customer base.”

“Farmer Brothers has been a leader in the coffee industry for more than a century and I am honored to be able to play a role in shaping the next chapter in its storied history,” said Mr. O’Brien. “Their distribution network, customer service and coffee expertise are unmatched in the industry and I look forward to helping the organization grow as we create meaningful value for our shareholders.”

Mr. O’Brien has previously served on a number of food industry boards, including Bellisio Foods, CP Foods North America and American Italian Pasta Company (NASDAQ). He has also been the Chairman for the Tom Landry Fellowship of Christian Athletes Endowment Fund since 2012. Mr. O’Brien holds a Bachelor of Science degree in Mechanical Engineering from Clarkson University and a Master of Business Administration degree from The Wharton School.

About Farmer Brothers
Founded in 1912, Farmer Brothers is a national coffee roaster, wholesaler, equipment servicer and distributor of coffee, tea and culinary products. The company’s product lines include organic, Direct Trade and sustainably produced coffee, as well as tea, cappuccino mixes, spices and baking/biscuit mixes.

Farmer Brothers delivers extensive beverage planning services and culinary products to a wide variety of U.S.-based customers, ranging from small independent restaurants and foodservice operators to large institutional buyers, such as restaurant, department and convenience store chains, hotels, casinos, healthcare facilities and gourmet coffee houses, as well as grocery chains with private brand coffee and consumer branded coffee and tea products and foodservice distributors. The company’s primary brands include Farmer Brothers, Boyd’s, Cain’s, China Mist and West Coast Coffee.